  Filed Pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-270327 and 333-270327-01

Citigroup Global Markets Holdings Inc. $941,000
Buffered MSCI EAFE® Index-Linked Notes due November 14, 2025 All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

This document supplements the amended and restated pricing supplement dated September 15, 2023 related to the notes (the “notes”) referred to above (CUSIP 17291QTF1) (the “pricing supplement”).

Following the date of the pricing supplement, the publisher of the underlier restated the closing level of the underlier on the trade date (September 15, 2023) to be 2,108.22. Accordingly, for all purposes of the notes, the initial underlier level shall be deemed to be 2,108.22.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement and “Summary Risk Factors” beginning on page PS-7 of the accompanying pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this supplement and the accompanying pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are part of the Medium-Term Senior Notes, Series N of Citigroup Global Markets Holdings Inc. This document is a supplement to the documents listed below and should be read together with such documents, which are available at the following hyperlinks:

•	Amended and Restated Pricing Supplement dated September 15, 2023

•	Product Supplement No. EA-02-10 dated March 7, 2023

•	Underlying Supplement No. 11 dated March 7, 2023

•	Prospectus Supplement and Prospectus each dated March 7, 2023

Citigroup Global Markets Inc.

Supplement No. 1 to the Amended and Restated Pricing Supplement No. 2023-USNCH18893 dated September 15, 2023